EXHIBIT 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8, No. 333-111931, No. 333-123981 , No. 333-190207, No. 333-195465 and No. 333-203087) pertaining to the Radcom Ltd. 2003 Share Option Plan and the Radcom Ltd. 2013 Share Option Plan, and Form F-3 (File No. 333-170512 and No. 333-189111) of Radcom Ltd., and in the related Prospectus, of our report dated March 29, 2016 with respect to the consolidated financial statements of Radcom Ltd. and its subsidiaries for the year ended December 31, 2015 included in this Annual Report on Form 20-F for the year ended December 31, 2015.

Tel Aviv, Israel March 29, 2016	/s/ Kost, Forer, Gabbay & Kasierer KOST, FORER, GABBAY & KASIERER A Member of EY Global